UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NAUTILUS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NAUTILUS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Nautilus, Inc.:

The annual meeting of shareholders of Nautilus, Inc. (the “Company”) will be held on Monday, May 7, 2007, at the Company’s World Headquarters, 16400 SE Nautilus Drive, Vancouver, Washington 98683, beginning at 10:00 a.m. Pacific Daylight Time, for the following purposes:

1.	To elect a board of directors, consisting of seven (7) members, to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To ratify the selection of the Company’s registered independent public accounting firm; and

3.	To consider and act upon any other matter which may properly come before the annual meeting or any adjournment thereof.

Only shareholders who held their shares at the close of business on March 9, 2007, the record date, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting at which management will present a review of the Company’s operations for the year ended December 31, 2006. Whether or not you plan to attend the annual meeting, please sign and promptly return the enclosed proxy card, which you may revoke at any time prior to its use. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the annual meeting in accordance with your proxy.

By Order of the Board of Directors

WILLIAM D. MEADOWCROFT
Chief Financial Officer, Secretary and Treasurer

Vancouver, Washington

April 4, 2007

2007 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NAUTILUS, INC.

16400 SE Nautilus Drive

Vancouver, Washington 98683

PROXY STATEMENT

General Information

Our Board of Directors is furnishing this proxy statement and the accompanying Annual Report to Shareholders, notice of annual meeting and proxy card in connection with its solicitation of proxies for use at our 2007 annual meeting of shareholders or any adjournment thereof. The annual meeting will be held on Monday, May 7, 2007, beginning at 10:00 a.m., Pacific Daylight Time at the following location:

Nautilus World Headquarters

16400 SE Nautilus Drive

Vancouver, Washington 98683

Our Board of Directors has designated the two persons named on the enclosed proxy card, Greggory C. Hammann and William D. Meadowcroft, to serve as proxies in connection with the annual meeting. These proxy materials and the accompanying Annual Report to Shareholders are being mailed on or about April 4, 2007 to our shareholders of record as of March 9, 2007.

Our principal executive offices are located at 16400 SE Nautilus Drive, Vancouver, Washington 98683. As used in this proxy statement, the terms “we,” “our,” “us,” “Nautilus,” and “Company” refer to Nautilus, Inc. and its subsidiaries.

Revocability of Proxies

You may revoke any proxy you execute at any time prior to its use at the annual meeting by:

•	delivering written notice of revocation to our Secretary;

•	delivering an executed proxy bearing a later date to our Secretary; or

•	attending the annual meeting and voting in person.

Record Date

Our Board of Directors has fixed the close of business on March 9, 2007 as the record date for determining which of our shareholders are entitled to notice of and to vote at the annual meeting. At the close of business on the record date, 31,540,511 shares of our common stock were outstanding.

Voting; Quorum

Each share of common stock outstanding on the record date is entitled to one vote per share at the annual meeting. Shareholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Votes Required to Approve each Proposal

If a quorum is present at the annual meeting:

(i)	the seven nominees who receive the greatest number of votes cast for the election of directors by the shares present and voting in person or by proxy will be elected as directors; and

(ii)	the ratification of Deloitte & Touche LLP as our registered independent public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Effect of Abstentions

If you abstain from voting, your shares will be deemed present at the annual meeting for purposes of determining whether a quorum is present. Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting will not affect the outcome of the election. Abstentions will also not affect the outcome of the proposal to ratify Deloitte & Touche LLP as our registered independent public accounting firm.

Effect of Broker Non-Votes

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposals to be voted upon at the annual meeting of shareholders. Thus, if you do not give your broker or nominee specific voting instructions, your shares may not be voted on these matters. Such “broker non-votes” will be counted for determining whether there is a quorum, but will not be counted as votes “for” or “against.” Thus broker non-votes will not have any effect on the election of directors or the ratification of Deloitte & Touche LLP as our registered independent public accounting firm.

Proxy Procedure

When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the annual meeting in accordance with the instructions specified in the proxy. If no specific instructions are given, the shares will be voted FOR the election of the director nominees described below, and FOR the ratification of Deloitte & Touche LLP as our registered independent public accounting firm. If other matters come before the annual meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters.

Cost of Proxy Solicitation

The Company does not plan to hire a proxy solicitor this year, but to the extent the Company chooses to use proxy solicitor services, the Company will pay the related fees and expenses. The cost of solicitation of proxies by mail, on behalf of the Board of Directors, will be borne by us.

Procedures for Stockholder Proposals and Nominations

Under Nautilus’ Bylaws, nominations for directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided on page 1 of this proxy statement.

Where You Can Find More Information

We file our proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”). You can inspect and obtain a copy of our proxy statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov/ where you can obtain most of our SEC filings. We also make available, free of charge, on our website at www.nautilusinc.com our proxy statements filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with our amended and restated bylaws, our Board of Directors shall be comprised of no less than five and no more than fifteen directors, with the specific number to be determined by our Board of Directors. At the time of this proxy statement, the Board has nine (9) directors.

Directors Paul F. Little and Frederick T. Hull have elected to retire from the Board of Directors effective May 7, 2007 and therefore will not stand for re-election.

At the annual meeting, our shareholders will elect a Board of seven (7) directors to serve until the 2008 annual meeting or until their respective successors are elected and qualified. Our Board of Directors has nominated the individuals listed below to serve on our Board. All of the nominees currently are members of our Board of Directors. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, our Board of Directors may provide for a lesser number of directors or designate a substitute. If our Board of Directors designates a substitute, the proxy holders will have the discretionary authority to vote for the substitute. Proxies may not be voted for more than seven nominees.

The Board unanimously recommends that you vote FOR each of the following nominees for election as director.

Peter A. Allen, 46, has served on our Board of Directors since 2002. Mr. Allen is a Partner & Managing Director, Market Development at Technology Partners International, a global consulting services firm. Technology Partners International advises major corporations in the evaluation, negotiation, implementation and management of outsourcing services agreements. Mr. Allen has maintained this position since July 2001. From December 1998 to June 2001, Mr. Allen served as Chairman, President and Chief Executive Officer of Data Dimensions, Inc., an IT consulting firm. Prior to that, Mr. Allen served as Vice President with Computer Sciences Corporation from 1990 to 1998. Mr. Allen received a B.S. in Computer Science from the University of Maryland.

Greggory C. Hammann, 44, has served on our Board of Directors and as President and Chief Executive Officer since joining Nautilus in July 2003. Mr. Hammann was appointed Chairman of the Board in March 2004. From 2001 to 2003, he served in a variety of executive positions with Levi Strauss and Company, a global leader in the apparel industry. From 1996 to 2000, Mr. Hammann held a variety of executive marketing and strategic planning positions with The Coca-Cola Company. Prior to Coca-Cola, he held various positions in sales, marketing and general management with companies including McLeodUSA, Rayovac, Famous Footwear, and Procter and Gamble. Currently, Mr. Hammann serves on the board of directors of Plantronics, Inc., including service on both the audit and compensation committees. Mr. Hammann received a B.B.A. from the University of Iowa and a M.B.A. from the University of Wisconsin.

Robert S. Falcone, 60, has served on our Board of Directors since 2003. Mr. Falcone, who has over 33 years of management and board experience, is President and Chief Executive Officer of GCR Custom Research, a market research firm specializing in customer research and proprietary market tracking services primarily for the high tech industry. Mr. Falcone has maintained this position since July 2005. From 2003 to 2004, Mr. Falcone was Executive Vice President and Chief Financial Officer of BearingPoint, Inc., one of the world’s largest business consulting firms. Mr. Falcone is the former Senior Vice President and Chief Financial Officer of 800.com, an Internet retailer of consumer electronics, and was the Chief Financial Officer of Nike, Inc. from 1992 to 1998. He also spent over 21 years with Price Waterhouse LLP, the last 8 years as a partner. Mr. Falcone is a board member and audit committee chairman of RadioShack Corporation and Broadcaster, Inc. and received his B.S. in Business Administration, Accounting from Villanova University.

Diane L. Neal, 50, has served on our Board of Directors since October 2004. Ms. Neal has over 24 years of consumer retail experience. She joined Bath & Body Works, a retail personal care products company as President and Chief Operating Officer in November 2006. Ms. Neal joined Gap, Inc, a global leader in retail apparel, as Senior Vice President Merchandising for Gap Outlet in 2004. She was promoted to President for Gap Outlet in April of 2005 and served in that position until November 2006. From 1985 to 2004, Ms. Neal held a variety of positions at Target Corporation, a large general merchandise retailer, including President of the Mervyn’s subsidiary. Ms. Neal has a degree in business from Michigan State University.

Donald W. Keeble, 58, has served on our Board of Directors since July 2004. Mr. Keeble previously worked for Kmart Corporation, a large consumer retail company, for 29 years, most recently as its President of Store Operations through 2000. Mr. Keeble is President of Global Executive Resources, an executive search firm. He also serves as President of AKK Consulting, which provides management and organizational consulting to a broad range of businesses. Mr. Keeble has an Executive MBA from the University of Michigan and completed executive programs in business management and retailing with Harvard Business School and Babson College, and has an undergraduate degree in Business Administration from Columbus State University.

Ronald P. Badie, 64, joined the Board in August 2005. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as Vice Chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm’s investment banking subsidiary. Over the years, Mr. Badie held a variety of senior level positions with the firm and its predecessor, Bankers Trust Company, in both New York and Los Angeles. Mr. Badie currently serves as a director and audit committee member of Obagi Medical Products, Inc., Amphenol Corporation, and Merisel Inc. In addition, Mr. Badie serves on the compensation committee and is the chairman of the compensation committee for Obagi Medical Products. Mr. Badie is a graduate of Bucknell University and received an MBA from New York University’s Stern School of Business.

Marvin G. Siegert, 58, joined our Board of Directors in August 2005. Mr. Siegert has been President and Chief Operating Officer of The Pyle Group LLC, a private equity investment group, since 1996. Prior to The Pyle Group, Mr. Siegert spent 26 years with Rayovac Corporation, a manufacturer of batteries and lighting products, where he held various positions, with his most recent position as Senior Vice President and Chief Financial Officer. Mr. Siegert graduated from the University of Wisconsin, Whitewater and has a master’s degree in management from the University of Wisconsin, Madison.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company’s business through discussion with the Chief Executive Officer and other members of the executive team, by reviewing materials provided them, and by participating in regularly scheduled Board and committee meetings.

Corporate Governance

Nautilus’ Board of Directors is elected by the stockholders to govern the business and affairs of the Company. The Board selects the senior management team, which is charged with conducting the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. The Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

The Board of Directors has determined that the director nominees standing for election, with the exception of Greggory C. Hammann, our Chief Executive Officer, are each an “independent director” for purposes of the Company’s Corporate Governance Guidelines and Section 303A.02 of the Listed Company Manual of the New York Stock Exchange, and that each such person is free of any relationship that would interfere with the individual exercise of independent judgment. The Board of Directors has further determined that each member of the three committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by the Listed Company Manual and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) related to audit committee member independence.

Peter A. Allen has served as the Lead Independent Director pursuant to the Company’s Corporate Governance Policies since March 2004. The Lead Independent Director presides at the executive sessions of the Board of Directors and reviews and consults with the Chairman and Chief Executive Officer concerning the agenda for each regular meeting of the Board. The Lead Independent Director may also periodically help schedule or conduct separate meetings of the independent directors and perform such other duties as may be determined by the Board of Directors.

The Board met five times last year. In 2006, all of the directors attended 75% or more of the total number of meetings of the Board and the committee(s) on which he or she serves. In addition, Nautilus’ directors have a practice of attending the Company’s annual meeting of stockholders each year. All of the directors who had been elected at the time of the meeting attended the Company’s 2006 annual meeting of stockholders. There is no formal policy regarding director attendance at the annual meeting of stockholders.

Transactions with Related Persons

The Company’s Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted a related person transaction policy, which shall be followed in connection with all related person transactions. Specifically, this policy addresses our procedures for the review, approval and ratification of all related person transactions.

The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve related person transactions. Accordingly, any related person transactions recommended by management shall be presented to the Audit Committee for approval at a regularly scheduled meeting of the Audit Committee. Any “transaction” with a “related person” (as such terms are defined in Item 404 of Regulation S-K) shall be consummated or shall continue only if the Audit Committee approves the transaction, the disinterested members of the Board of Directors approve the transaction, or the transaction involves compensation approved by the Company’s Compensation Committee.

Pearl Izumi GmbH purchased the assets of SHORE Sportworks GmbH, a company owned by Juergen Eckmann and Juergen Sprich in January 2004. Pearl Izumi GmbH later became a wholly-owned subsidiary of the Company as the result of the 2005 acquisition of Pearl Izumi. Juergen Sprich is now the managing director for Pearl Izumi GmbH. Juergen Eckmann is now the President of the Fitness Apparel Business.

The purchase price for SHORE Sportsworks GmbH included a contingent consideration clause, along with stock in Pearl Izumi that was later purchased by the Company in the Pearl Izumi acquisition. The contingent consideration is a payment equal to 3% of the total year-over-year increase in net revenues from Pearl Izumi Europe, which also became a wholly-owned subsidiary of the Company through the Pearl Izumi acquisition, for each calendar year ending December 31, 2006, 2005, and 2004. The estimated contingent payments were accounted for as a reduction of the purchase price.

Committees of the Board

Nautilus’ Board of Directors currently has three committees: an Audit Committee, a Compensation/Stock Option Plan Administrative Committee, and a Nominating and Corporate Governance Committee. The full text of each committee charter and our Corporate Governance Guidelines are available on the Company’s website located at www.nautilusinc.com or in print to all interested parties who request it. Requests should be sent to the Corporate Secretary at the address provided on page 1 of this proxy statement.

The Audit Committee

Under the terms of its charter, the Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and other financial information furnished by the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s systems of internal accounting and financial controls, (iv) the registered independent public accounting firm’s qualifications and independence, and (v) the performance of the Company’s internal audit function as well as its registered independent public accounting firm.

In fulfilling its duties, the Audit Committee, among other things, shall:

•	have the sole authority and responsibility to select, evaluate and, where appropriate, replace the registered independent public accounting firm;

•

review and discuss with management and the registered independent public accounting firm, prior to release to the general public and legal and regulatory agencies, the annual audited financial statements and quarterly financial statements, including disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements;

•	review and discuss the Company’s major financial risk exposures and steps taken by management to monitor and mitigate such exposures;

•

review with management and the internal audit function the internal audit charter and plan, and the purpose, authority, activities, staffing and organizational structure of the internal audit function;

•

review and discuss with management and the registered independent public accounting firm, the effectiveness of the Company’s internal financial controls and the internal audit function, including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing; and

•

establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, auditing matters or violations of the Company’s code of conduct.

Directors Robert S. Falcone (Chairman), Paul F. Little, Ronald P. Badie and Marvin G. Siegert serve on the Audit Committee. The Board of Directors has determined that Mr. Falcone is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. Each member of the Audit Committee is financially literate, knowledgeable and able to review and understand financial statements. In 2006, the Audit Committee met seven times. From December 2006 until March 2007, Mr. Badie served on the audit committee of three other publicly traded companies. The Company’s Board of Directors determined that such simultaneous service did not impair the ability of Mr. Badie to effectively serve on the Company’s Audit Committee. Mr. Badie is currently serving on the audit committee of two other publicly traded companies.

The Compensation Committee

Under the terms of its charter, the Compensation Committee has overall responsibility for evaluating and approving the officer compensation plans, policies and programs of the Company. The Compensation Committee also acts as the administrator of the Company’s 2005 Long Term Incentive Plan.

In fulfilling its duties, the Compensation Committee, among other things shall:

•

review and approve on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer, (ii) evaluate the chief executive officer’s performance in light of these established goals and objectives, and (iii) based upon these evaluations, set the chief executive officer’s annual compensation, including salary, bonus, incentive and equity compensation;

•

review and approve on an annual basis the evaluation process and compensation structure for the Company’s senior executive officers, (ii) evaluate the performance of the Company’s senior executive officers, and (iii) approve the annual compensation, including salary, bonus, incentive and equity compensation, for such senior executive officers;

•	review the Company’s stock option and other stock-based plans and recommend changes in such plans to the Board as needed; and

•	prepare and publish an annual executive compensation report in the Company’s proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is composed of Peter A. Allen (Chairman), Donald W. Keeble, Frederick T. Hull, and Diane L. Neal. All members of the Compensation Committee are non-employee, outside directors. Although Mr. Hammann, current President, Chief Executive Officer and Chairman of the Board, participated in compensation discussions during 2006, he did not participate in any deliberations or decisions regarding his own compensation. In 2006, the Compensation Committee met four times and took action by unanimous written consent three times.

The Nominating and Corporate Governance Committee

Under the terms of its charter, the Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the membership and function of the Board, and the review and development of corporate governance guidelines.

In fulfilling its duties, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to become members of the Board and to select director nominees to be presented for shareholder approval at the annual meeting;

•	review the Board’s committee structure and recommend to the Board for its approval directors to serve as members of each committee;

•	develop and recommend to the Board for its approval a set of corporate governance guidelines;

•	develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its committees; and

•	review on an annual basis director compensation and benefits.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Nominating and Corporate Governance Committee, Attention: Chairman, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, WA 98683. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominations made by the Nominating and Corporate Governance Committee.

Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board of Directors, the Nominating and Corporate Governance Committee considers a candidate’s quality of experience, the needs of the Company and the range of talent and experience represented on the Board. In evaluating particular candidates, the Committee will review the nominee’s personal and professional integrity, judgment, experience, and ability to serve the long-term interest of the shareholders. The Committee will also take into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities.

The Nominating and Corporate Governance Committee is composed of Peter A. Allen (Chairman), Donald W. Keeble, Frederick T. Hull and Diane L. Neal. In 2006, The Nominating and Corporate Governance Committee met four times.

Communications with Directors

All interested parties may send correspondence to our Board of Directors or to any individual director at the following address: Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Your communications should indicate that you are a shareholder of Nautilus. Depending on the subject matter, we will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the Board or any individual director.

Code of Business Conduct and Ethics

We have adopted the Nautilus, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”), which is a code of conduct and ethics that applies to all of our directors, officers and employees. You can view the Code of Ethics on our website at www.nautilus.com. A copy of the Code of Ethics will be provided in print without charge to all interested parties who submit a request in writing to Corporate Communications, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based solely on a review of copies of such forms furnished to us and written representations from executive officers, directors and 10% shareholders, we believe that all Section 16(a) filing requirements during 2006 were met, except for director Paul Little who was late filing one Form 4 with respect to two transactions.

STOCK OWNERSHIP

Beneficial Owners of Nautilus Stock

The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock as of February 28, 2007 by: (1) each director and director nominee; (2) each executive officer whose name appears in the summary compensation table; (3) all persons that we know are beneficial owners of more than 5% of our common stock; and (4) all directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the common stock listed.

	Total Shares Beneficially Owned		Shares Covered by Options (2)	Percentage Beneficially Owned(1)
Name and Address of Beneficial Owners
Snyder Capital Management, L.P.
One Market Plaza, Steuart Tower, Suite 1200	3,114,630	(3)	—	9.90%
San Francisco, CA 94105
Snow Capital Management, L.P.
2100 Georgetowne Drive, Suite 400	3,010,067	(4)	—	9.50%
Sewickley, PA 15143
ICM Asset Management, Inc.
601 W. Main Avenue, Suite 600	2,073,089	(5)	—	6.60%
Spokane, WA 99201
U.S. Bancorp
800 Nicollet Mall	1,954,168	(6)	—	6.20%
Minneapolis, MN 55402
SCSF Equities, LLC
5200 Town Center Circle, Suite 470	1,714,400	(7)	—	5.40%
Boca Raton, Florida 33486

	Total Shares Beneficially Owned		Shares Covered by Options (2)	Percentage Beneficially Owned(1)
Current Non-Employee Directors
Peter A. Allen, Director	23,800		22,500	*
Ronald P. Badie, Director	7,500		5,000	*
Robert S. Falcone, Director	23,000		20,000	*
Frederick T. Hull, Director	24,800		22,500	*
Donald W. Keeble, Director	15,000		15,000	*
Paul F. Little, Director	1,186,135	(8)	22,500	3.80%
Diane L. Neal, Director	15,000		15,000	*
Marvin G. Siegert, Director	6,500		5,000	*

Current Named Executive Officers
Greggory C. Hammann, Director and Officer	494,100		463,100	1.60%
Juergen Eckmann, Officer	7,625		7,625	*
Timothy E. Hawkins, Officer	53,000		50,000	*
William D. Meadowcroft, Officer	55,800		37,750	*
Darryl K. Thomas, Officer	23,000		23,000	*

Current Directors and Executive Officers as a Group (17 persons)	2,058,735			6.50%

*	Less than 1%.
1)	All percentages have been calculated based on 31,521,611 shares of our common stock issued and outstanding at February 28, 2007. Shares which the person or group has the right to acquire within 60 days after February 28, 2007 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.
2)	Includes currently exercisable options and options exercisable within 60 days after February 28, 2007.
3)	Information based on a Schedule 13G filed by Snyder Capital Management, L.P. on February 14, 2007. Synder Capital Management, L.P. disclosed shared voting power as to 2,801,400 shares and shared dispositive power as to 3,114,630 shares.
4)	Information based on a Schedule 13G/A filed by Snow Capital Management, L.P. on February 5, 2007.
5)	Information based on a Schedule 13G filed by ICM Asset Management, Inc. on February 14, 2007. ICM Asset Management, Inc. disclosed shared voting power as to 1,097,946 shares and shared dispositive power as to 2,073,089 shares.
6)	Information based on a Schedule 13G filed by U.S. Bancorp and its investment advisor, FAF Advisors, Inc., on January 31, 2007. U.S. Bancorp disclosed shared power to vote or to direct vote as to 1,954,168 shares and shared power to dispose or to direct the disposition as to 1,931,168 shares. U.S. Bancorp’s financial advisor, FAF Advisors, Inc. disclosed shared power to vote or to direct vote as to 1,922,519 shares and shared power to dispose or to direct the disposition as to 1,922,519 shares.
7)	Information based on a Schedule 13D filed by SCSF Equities, LLC on November 6, 2006. SCSF Equities, LLC disclosed shared power to vote or to direct vote as to 1,714,400 shares and shared power dispose or to direct the disposition as to 1,714,400 shares.
8)	Includes 352,009 shares held by Westover Investments, Inc., of which Mr. Little is the sole shareholder and director.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold and the year in which they began serving in their respective capacities. The Board of Directors elects all officers, who hold office until their respective successors are elected and qualified.

Name	Age	Current position(s) with Nautilus	Officer Since
Greggory C. Hammann	44	Chairman, Chief Executive Officer and President	2003
Timothy E. Hawkins	40	President, Fitness Equipment Business	2004
William D. Meadowcroft	44	Chief Financial Officer, Secretary and Treasurer	2004
Stephen L. Eichen	53	Chief Information Officer	2004
Darryl K. Thomas	47	President, International Equipment Business	2004
Wayne M. Bolio	50	Chief Administrative Officer	2004
Juergen Eckmann	43	President, Fitness Apparel Business	2005

For information on Greggory C. Hammann’s business background, see “Nominees” under “Election of Directors” above.

Timothy E. Hawkins joined Nautilus in February 2004 as Chief Customer Officer and assumed the duties of Chief Marketing Officer in October 2004. Mr. Hawkins was promoted to President of the Fitness Equipment Business in January of 2006. Prior to joining Nautilus, Mr. Hawkins was Vice President of Sales for Levi Strauss and Company, a global leader in the apparel industry, where he began his service in November 2001. From April 1997 to November 2001, Mr. Hawkins led various National Account sales groups for the Fountain Division of Coca-Cola. Prior to Coca-Cola, Mr. Hawkins held executive marketing positions with Famous Footwear and sales management positions with Rayovac Corp. Mr. Hawkins received a B.A. from the University of Wisconsin-Whitewater.

William D. Meadowcroft joined Nautilus in 2000 as the Corporate Controller. Mr. Meadowcroft was appointed as Principal Accounting Officer in July 2004 and Chief Financial Officer, Secretary and Treasurer in March 2005. Mr. Meadowcroft has over 20 years of accounting and finance experience, including eight years with Deloitte & Touche LLP in Portland, Oregon and Ernst & Young LLP in Providence, Rhode Island. From 1997 to 2000, he worked as Controller for the American Automobile Association of Oregon/Idaho, which represents and protects motorists’ interests. Mr. Meadowcroft has been a Certified Public Accountant in Oregon, has a B.S. in Accounting from Pennsylvania State University, and has a M. Div. degree from Western Seminary in Portland, Oregon.

Stephen L. Eichen has been with Nautilus since September 2002, serving first as the Vice President of Information Technology for the Direct Division. Mr. Eichen was promoted to Chief Information Officer in March 2004. Prior to joining Nautilus, Mr. Eichen was a Senior Manager for Deloitte & Touche LLP, providing information systems and project management consulting services, from 1999 to 2002. From 1985 to 1999, Mr. Eichen held operations management and senior information systems management positions for The Boeing Company. Prior to The Boeing Company, Mr. Eichen served as Senior Associate for the Institute of Management Resources from 1982 to 1985, an operations and systems consulting company serving Fortune 500 manufacturing clients. He has been certified C.P.I.M. by the American Production and Inventory Control Society, and is a member of the Project Management Institute. Mr. Eichen received his B.S. in Biology and his M.S. in Management and Policy Sciences from the State University of New York at Stony Brook.

Darryl K. Thomas joined Nautilus in January 2004 as Senior Vice President, Strategic Planning and assumed the Senior Vice President, International Operations responsibilities in May 2004. Mr. Thomas was promoted to the President of the International Equipment Business in January of 2006. From February 2002 to January 2004, Mr. Thomas served in a variety of executive marketing and strategic planning positions with Levi Strauss and Company, a global leader in the apparel industry. From 1988 to 2002, Mr. Thomas held a variety of positions in global sales management, sales training and planning with The Coca-Cola Company. Prior to Coca-Cola, he held sales related positions at Xerox Corporation and AT&T. Mr. Thomas received a B.B.A. from the University of North Texas and an M.B.A. from the University of Texas at Austin.

Wayne M. Bolio was promoted to Chief Administrative Officer in January of 2006. Mr. Bolio joined Nautilus in June 2003 as Vice President, Human Resources. He was appointed Senior Vice President, Human Resources in March 2004 and Senior Vice President, Law and General Counsel in May 2004. From 1997 to 2002 he served as the chief human resources officer for Consolidated Freightways, a major transportation company, and most recently held the position of Vice President of Human Resources and Assistant General Counsel. Prior to that, he was employed by Southern Pacific Transportation Company as Assistant General Counsel with responsibility for labor relations, human resources, and employment law matters. Mr. Bolio received a B.A. from the University of California at Berkeley and a J.D. from UCLA.

Juergen Eckmann joined Nautilus in July 2005 as President, Fitness Apparel Business as part of our acquisition of Pearl Izumi where he served as Vice President, Chief of Staff and Managing Director of Europe from 2001 to 2005. Prior to Pearl Izumi, Mr. Eckmann co-founded and served as General Manager for Shore Sportswork, a German company focused on providing sales, operation, and marketing support to foreign clients seeking to grow their active outdoor brands in Europe. Prior to Shore Sportswork, Mr. Eckmann was with Scott Sports Group, a fitness equipment sales company, where he had worldwide marketing responsibility. Mr. Eckmann has 14 years of experience in the active outdoor and sporting goods industry.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the Committee) manages the Company’s compensation programs on behalf of the Board of Directors. The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement to be filed in connection with the Company’s 2007 Annual Meeting of Shareholders, which will be filed with the Securities and Exchange Commission.

Dated March 15, 2007

Respectfully Submitted,

Peter A. Allen

Donald W. Keeble

Frederick T. Hull

Diane L. Neal

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION and ANALYSIS

The following Compensation Discussion and Analysis provides an overview and analysis of the material elements of compensation for the Nautilus, Inc. executive officers identified in the Summary Compensation Table (“Named Executive Officers”). The Compensation Committee of the Board of Directors makes all decisions regarding the total direct compensation of the Company’s executive officers. Direct compensation includes base salary, incentive compensation, stock options and performance units.

The day-to-day design and administration of indirect compensation such as employee welfare benefits, including medical and life insurance as well as a 401(K) plan, is managed by the Company’s Human Resource and Legal departments and are generally applicable to all U.S. based employees.

Compensation Philosophy and Objectives

The Company’s overall goal in compensating executive officers is to attract, retain and motivate key executives of superior ability who are critical to our future success. The overall compensation program is designed to reward executives for meeting financial goals and increasing shareholder value. The total executive compensation awarded under each component is based on the Board’s estimation of each executive officer’s contribution to long-term growth and profitability for the Company, relying on input from management and direct interaction relating to business performance.

The Company’s executive compensation program is designed to encourage, compensate and reward employees on the basis of individual and corporate performance, both in the short and long term. Each executive compensation package is comprised of a base salary and an annual incentive bonus tied to corporate and individual performance and is supplemented by long-term equity incentives in the form of stock options and performance units. The Company believes this compensation structure increases the mutuality of interest between our executive officers and shareholders. The Company’s compensation decisions with respect to executive officer salaries, incentive compensation, stock options and performance units are influenced by (a) the executive’s individual performance and level of responsibility and function within the Company, (b) the overall performance and profitability of the Company and (c) our assessment of the competitive marketplace, including other peer companies. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, incentive compensation and long-term incentives including stock options and performance units. We do not target any particular weight for base salary, incentive compensation or long-term incentives as a percent of total direct compensation.

All of Nautilus’ compensation and benefits for its Named Executive Officers described below have as a primary purpose the Company’s need to attract, retain and motivate the highly talented individuals who engage in behavior necessary to enable the Company to succeed in its mission while upholding our values in a highly competitive marketplace.

•	Base salary and benefits are designed to attract and retain employees over time and provide fixed compensation based on competitive market factors.

•	Annual incentive compensation is designed to focus Named Executive Officers on Company and individual objectives set at the beginning of each year that are critical to the Company’s success.

•

Long-term incentives including stock options and performance units focus executive behavior on making decisions that ensure the long-term success of the Company, as reflected in increases in the Company’s stock price over a period of several years and growth in its earnings per share.

General Compensation Levels

Each year, the Company reviews the base salaries and annual and long-term incentive opportunities offered to our executives, including the Named Executive Officers, to ensure that they are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. While we do not set specific total compensation targets, our process essentially results in a de facto target – that is, a total amount of compensation that we will pay an executive if all corporate and individual performance objectives are fully met. Each of our key program components is generally set with market median as a guideline, except that long-term incentives are generally based upon a combination of affordability, market practices and retention objectives. The Compensation Committee approves the salaries and option grants made to the named executive officers. The full Board of Directors approves the annual incentive compensation plan earnings target after receiving the recommendation of the Compensation Committee.

As part of this process, the Committee considers market data and input provided by its compensation consultant, HayGroup, and our management. We use this data to match our specific executive positions to those with similar functional descriptions at companies with similar business characteristics.

In most cases, each Named Executive Officer is matched to comparable positions within the compensation surveys to ascertain the appropriate placement relative to market. Where it is not possible to match a Named Executive Officer’s role, he or she will be compared with several other senior executive positions based on functional responsibilities, revenue size of the business unit, and individual experience. We also take into consideration market trends to determine how base salary and annual cash incentives are changing from year to year and how each component relates as a percentage of total compensation. We generally start by setting base salary at the relevant market median and build on that, factoring in performance and the experience and skills of the Named Executive Officer. However, we use the market data as context only, and any cash compensation decisions also factor individual experience, performance and internal equitability. Accordingly, base salary will – and does – vary among the Named Executive Officers. Annual cash incentive award target levels are set as a percentage of base salary. Through this process, we believe that the cash compensation package for our Named Executive Officers has been balanced for both internal and external fairness.

For each of the elements of compensation identified below, the Company’s Chief Executive Officer, Mr. Hammann, reviews the components for each Named Executive Officer, except himself, and makes a recommendation to the Compensation Committee as to the level of each component. This recommendation is prepared based on each executive’s performance against established objectives and overall contribution to the success of the Company. The recommendations are reviewed by the Compensation Committee along with a market analysis completed by the HayGroup. After discussion and review, the Compensation Committee may propose changes in Named Executive Officer compensation to the Company’s Board of Directors. Separately, the Compensation Committee proposes adjustments to the Chief Executive Officer compensation components to the Board of Directors for approval. Recommended changes are impacted by individual performance as well as company performance against the established plan and analysis of market compensation data.

The Elements of Nautilus’ compensation program

As described above, we used several compensation elements in our executive compensation program in 2006, including:

•	Cash Compensation composed of:

¡	Base salary

¡	Annual Incentive Compensation

•	Long-term equity incentives composed of:

¡	Stock Options

¡	Performance Units

•	Other Benefits and Indirect Compensation

Cash Compensation

In 2006, we provided cash compensation to our Named Executive Officers through base salary and annual incentive opportunities. This is consistent with both general market practice and the practices of our peer group of leading, comparably sized public consumer product companies, which typically provide base salary and annual incentives in the form of cash.

Base Salary—We set base salary to be competitive with the general market and our peer group. In addition to base salary, we rely on other forms of compensation (both cash and equity) to motivate and reward the Named Executive Officers.

Base salaries are based on job responsibilities and individual contribution, as well as the executive’s experience taking into consideration competitive pay levels relative to other companies in our peer group. The base salary component of compensation is designed to retain employees in a competitive market situation.

Generally, the median of the relevant market data as described above is used as a guideline for determining base salary. In January of each year, the base salary of each of our Named Executive Officers is reviewed and approved by our Compensation Committee. Adjustments to base salary levels on a year-over-year basis depend largely on the Committee’s assessment of market data and Company, business unit, and individual performance. The Named Executive Officers’ experience, expertise, and internal positioning are also factored into the annual review, and the CEO provides recommendations as to pay actions with respect to the Named Executive Officers other than himself. Base salaries are typically reviewed and adjusted, as described above, for the Company’s Named Executive Officers during the first Compensation Committee meeting of the calendar year.

The base salaries paid to the Named Executive Officers during 2006 are reported in the Summary Compensation Table on page 23.

Annual Incentive Compensation—We believe it is important to provide annual cash incentives to motivate our executive officers to attain specific performance objectives that, in turn, further our long-term objectives. The Company’s annual bonus plans seek to ensure that a significant portion of each executive officer’s cash compensation is “at risk” and payable only when our stockholders have also benefited from his or her efforts.

Each year, Mr. Hammann recommends to the Compensation Committee targets for overall corporate performance for the fiscal year. The Compensation Committee in turn reviews these targets, applies any adjustments as deemed prudent, and recommends them to the full Board of Directors. For 2006, the targets were based on actual earnings per share (“EPS”) and other significant factors, such as cash management, strategic business development, operating efficiency, revenue generation, and other specific objectives. In October of 2006 the Compensation Committee recommended and the Board of Directors approved an adjustment to the targets for the 2006 incentive compensation plan based on consideration of a number of factors, including the impact of the adoption of FAS 123R, the continued impact of certain factors that negatively affected performance in the fourth quarter of 2005, significant accomplishments during 2006, and the potential impact on employee morale of failing to reward employees for these significant accomplishments. At the end of each year, the Compensation Committee evaluates corporate performance in light of these goals. If the Company meets or surpasses the pre-established performance goals, the Compensation Committee generally will award a bonus to each executive officer equal to between 40% and 100% of his or her base salary, as stipulated during the goal-setting period. The percentage of annual base salary that is paid as incentive compensation is based on both Company performance and executive officer performance. The Company performance component increases or decreases in the event the Company achieves greater than, or less than, 100% of the earnings target as approved by the Board of Directors. The performance component is based on achieving individual performance goals approved at the beginning of the fiscal year. Achieving three, four or five out of five individual goals leads to incentive compensation payouts of 50%, 75% and 100%, respectively. Achieving less than three individual goals results in no incentive compensation being paid to the individual. However, the Compensation Committee has absolute discretion in awarding annual bonuses and may award greater or lesser annual bonuses to one or more executive officers, whether or not the Company achieves its performance goals.

The incentive compensation target for each company executive is determined based on competitive market factors and is established at the discretion of the Compensation Committee. Incentive compensation rates for each Named Executive Officer are reviewed annually by the Compensation Committee. These rates are based on job responsibilities and the estimation of each executive officer’s contribution to long-term growth and profitability for the Company taking into consideration competitive pay levels relative to other leading, comparably sized public consumer product companies. In addition, the incentive compensation rates are reviewed by the HayGroup for market competitiveness. For 2006, baseline award targets as a percentage of base salary were as follows:

• Greggory Hammann, CEO and President	100%

• Timothy Hawkins, President Fitness Equipment Business	50%

• William Meadowcroft, Chief Financial Officer	50%

• Darryl Thomas, President International Business	40%

• Juergen Eckmann, President Apparel Business	40%

The total annual cash incentive awards earned by each Named Executive Officer for 2006 are reported in the Summary Compensation Table on page 23.

Long-Term Incentives

A substantial portion of our executives’ total compensation is delivered in the form of equity compensation awarded under our 2005 Long Term Incentive Plan (the “2005 Plan”). In 2006, this portion varied with each executive’s role and degree of responsibility in the Company. In recent years, we have used two different equity vehicles—stock options and performance units—to provide long-term incentives to our Named Executive Officers.

We also consider affordability to the Company as a factor in determining the size and mix of each equity award we grant. The accounting expense recognized by the Company in 2006 with respect to long-term incentive awards earned by the Named Executive Officers during 2006 and earlier years is reported in the Summary Compensation Table on page 23. Additional information on these awards, including the number of shares subject to each award, is reported in the Grants of Plan-Based Awards Table on page 24 and the Outstanding Equity Awards at Fiscal Year-End Table on page 25.

In 2006, the Named Executive Officers each received an equity award that was divided between stock options and performance units. This reflected a change from 2005 in which equity awards consisted of only stock options. We believe that the mix used in 2006 provided the most appropriate alignment with both stockholder and economic interests. While a stock option provides a direct link to financial performance as measured by growth in the market price of our common stock and emphasizes our overall performance in the market, the performance unit awards drive results since their payout is directly tied to the achievement of specific pre-established financial performance goals that have been crafted to help us reach our long-term strategic objectives.

Stock Options—The Compensation Committee views stock options as a key long-term element in its performance-based executive compensation program. Stock options provide for financial gain derived from the potential appreciation in stock price from the date the option is granted until the date the option is exercised. The exercise price of stock options is set at fair market value on the date of the grant. The 2005 Plan, as approved by the Company’s shareholders, provides that fair market value is equal to the closing price of our common stock on the New York Stock Exchange on the date preceding the grant date. The Compensation Committee awards options at meetings that are generally held on Sundays in conjunction with regularly scheduled two-day quarterly board meetings that are held on Sundays and Mondays. Therefore, there is no opportunity for a change in market price between the date the Compensation Committee approves an award and the date of the grant. The Company does not backdate options or grant options retroactively. In addition, the Company does not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Stock options become exercisable in equal installments over time periods designated by the Compensation Committee, generally ranging from one to five years for Named Executive Officers. The Company’s long-term performance ultimately determines the value of stock options, because gains from stock option exercises are dependent on the long-term appreciation of the Company’s stock price.

The Compensation Committee grants stock options to executive officers based on the Board’s estimation of each executive officer’s contribution to our long-term growth and profitability. The Company, with the assistance of an independent consultant, HayGroup, collects and analyzes competitive market data annually to assess the adequacy of compensation paid to the Named Executive Officers. The analysis compares the Company’s Named Executive Officers to positions in similar companies and includes an evaluation of the value of stock options granted for comparable positions.

Performance Unit Awards—The Compensation Committee views performance units as an additional key long-term element in its performance-based executive compensation program. Performance units are designed to enhance the Company’s ability to attract and retain highly qualified personnel. In addition, performance units align the long-term interests of executives with those of the shareholders.

A performance unit entitles the Named Executive Officer to receive a share of the Company’s common stock for each performance unit, for any completed fiscal year in which certain EPS targets are met. The awards vest annually over three years with a rolling provision that allows for an unvested award from year 1 or year 2 to vest if a subsequent period’s targets are met. If none of the targets are met within the three year period, the performance unit award is cancelled.

For the awards made in 2006, we set the target level for our performance units at our projected long-term business growth objective over the next three years. In making determinations of the desired threshold, target, and maximum performance levels, we also considered the general economic climate and the specific market conditions that we were likely to face in the upcoming years. We set the target performance levels for performance unit awards such that the levels are challenging but achievable, in that the target levels represent projected long-term meaningful growth of the Company. We set our threshold and maximum performance levels approximately 10% below and above, respectively, the target performance level. Although our assessment is subject to change over time, our performance was generally off target for 2006 and therefore we are currently not expensing our outstanding performance units for financial statement purposes based upon an assumption that we will not achieve the target performance levels. Target levels for the 2006 performance unit award were annual earnings per share of $1.15, $1.40 and $1.70 for 2006, 2007 and 2008, respectively. Additional information on all outstanding performance unit awards, including the number of shares subject to each award, is reported in the Outstanding Equity Awards at Fiscal Year-End Table on page 25.

Heath & Welfare Benefits and Other Benefits

Executive officers participate in various broad-based employee benefit plans on substantially the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) plan which allows employees to invest in an array of funds on a pre-tax basis and which provides for employer matching contributions of up to three percent of eligible compensation, capped by IRS regulations.

The Named Executive Officers are eligible to participate in our Company-wide medical, dental, life, and disability insurance plans. Any participant, including a Named Executive Officer, may purchase higher levels of coverage for particular benefits. Some of the Named Executive Officers have taken advantage of this option. The Company’s CEO also has a long-term disability and a life insurance policy.

The Company also provides tax services to Named Executive Officers. The primary purpose is to assist the executive officer in addressing tax and financial planning considerations when conducting stock option or performance unit transactions. Tax fees paid by the Company during 2006 ranged from $700 to $3,000 for each Named Executive Officer.

Additional information about these awards is reported in the Summary Compensation Table on page 23.

Severance Agreements

To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our executive officers, including the Named Executive Officers.

We have a separate severance arrangement with each Named Executive Officer under their respective employment agreement that we entered into with them when they either began employment with the Company or through promotion into their current role. The agreement provides that, in the event we terminate their employment (other than for cause) or in some cases, if they were to voluntarily terminate employment for good reason, then, in lieu of any further salary, bonus, or other payments for periods subsequent to the Date of Termination, the Company shall pay to the employee severance ranging from six months to twenty-four months of the employee’s average monthly annual base salary. Severance payments are made according to the Company’s normal payroll process spread out equally over the severance period. In addition, the Company will also continue health benefits for Mr. Hammann and his covered dependents, at active-employee premium rates, during the period in which he is entitled to severance payments. Furthermore, Mr. Hammann will receive a pro-rated bonus payment for the portion of the fiscal year completed prior to the termination, calculated on the basis of the average bonus paid to Mr. Hammann in the three preceding fiscal years. In addition, the stock option exercisable for up to 850,000 shares of common stock that was granted to Mr. Hammann when he joined the Company in 2003 (the “Initial Option Award”) will continue to vest as if Mr. Hammann had remained employed during the twenty four-month period in which he is entitled to receive severance pay. The Initial Option Award will also be exercisable for fifteen months after the date of termination of employment as to the shares vested on or before such date of termination and for fifteen months after the date of vesting as to shares vesting after the date of termination.

The estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under these plans and arrangements as of the last day of 2006 are reported in the discussion of Other Potential Post-Employment Payments on page 27.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that we can deduct for compensation paid to any of our most highly paid officers in any year. With the exception of our President and Chief Executive Officer, we generally do not expect any of our employee’s salary and bonus levels to exceed that limit. However, depending on individual and corporate performance, total compensation for certain executives may be greater than $1,000,000. The limit on deductibility, however, does not apply to performance-based compensation that meets certain requirements. Our current policy is generally to grant long-term incentive awards that meet those requirements so that we may properly deduct compensation related to these awards when recognized by an executive.

Summary Compensation Table

The table that follows this discussion summarizes the total compensation paid to or earned by each of our Named Executive Officers for the fiscal year ended December 31, 2006. The narrative below describes current employment agreements and material employment terms with each of our Named Executive Officers, as applicable.

2006 Summary Compensation Table
Name and Principal Position	Salary	Bonus	Stock Awards (6)	Option Awards (7)	All Other Compensation	Total
Greggory C. Hammann	$550,000	$206,500	$—	$824,340	$362,861	$1,943,700	(1)
Chairman, Chief Executive Officer and President

William D. Meadowcroft	$282,846	$53,000	$—	$116,544	$6,052	$458,443	(2)
Chief Financial Officer, Secretary and Treasurer

Timothy E. Hawkins	$286,000	$53,500	$—	$120,935	$5,452	$465,887	(3)
President, Fitness Equipment Business

Darryl K. Thomas	$245,616	$34,500	$—	$69,765	$112,230	$462,110	(4)
President, International Equipment Business

Juergen Eckmann	$235,000	$35,500	$—	$95,300	$16,554	$382,354	(5)
President, Fitness Apparel Business

1)	Mr. Hammann’s 2006 All Other Compensation consists of two $170,000 payments resulting from the first amendment to his 2003 nonstatutory stock option agreement and a Company matching contribution of $4,752 to the Nautilus, Inc. 401(k) Savings Plan. The amendments were made in response to the adoption of Section 409A of the Internal Revenue Code of 1988, as amended. Mr. Hammann’s 2006 All Other Compensation also consists of Company paid premiums for disability and life insurance and tax service fees paid by the Company.
2)	Mr. Meadowcroft’s 2006 All Other Compensation consists of a Company matching contribution of $4,752 to the Nautilus, Inc. 401(k) Savings Plan and tax service fees paid by the Company.
3)	Mr. Hawkins’ 2006 All Other Compensation consists of a Company matching contribution of $4,752 to the Nautilus, Inc. 401(k) Savings Plan and tax service fees paid by the Company.
4)	Mr. Thomas’ 2006 All Other Compensation consists of $54,000 for payments received for corporate housing, $52,178 received for one-time relocation costs, and a Company matching contribution of $4,752 to the Nautilus, Inc. 401(k) Savings Plan and tax service fees paid by the Company.
5)	Mr. Eckmann’s 2006 All Other Compensation consists of Company paid premiums for life insurance, personal travel costs, and a contribution to a pension fund, of which the Company is not a sponsor.
6)	The amounts reported in this column are equal to the dollar amount recognized for financial statement reporting purposes in 2006 in connection with performance units granted under the Company’s 2005 Long Term Incentive Plan. With respect to performance units granted in 2006 and 2005, respectively, see Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards no. 123 (revised 2004), Share Based Payment (“FAS 123R”). For further information about awards made in 2006, see the Grants of Plan-Based Awards table beginning on page 24 of this Proxy Statement.
7)	The amounts reported in this column are equal to the dollar amount recognized for financial statement reporting purposes in 2006 in connection with options granted under the Company’s 2005 Long Term Incentive Plan, which was approved by the Company’s stockholders and became effective on June 6, 2005. With respect to options granted in 2006, 2005 and 2004, respectively, see Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FAS 123R. For further information about awards made in 2006, see the Grants of Plan-Based Awards table on page 24.

Grants of Plan-Based Awards

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Unit Awards: Number of Securities Underlying Units (#) (6)	All Other Option Awards: Number of Securities Underlying Options (#) (7)	Exercise or Base Price of Option Awards ($ /Sh) (8)	Grant Date Fair Value of Stock and Option Awards ($) (9)
		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	Threshold (#)	Target (#) (5)	Maximum (#)
Greggory C. Hammann	01/29/06	27,500	550,000	825,000	—	—	—	—	—	—	—
	07/30/06	—	—	—	—	18,000	—	18,000	—	—	—
William D. Meadowcroft	01/29/06	7,071	141,423	212,135	—	19,500	—	4,500	15,000	15.15	80,738
Timothy E. Hawkins	01/29/06	7,150	143,000	214,500	—	25,000	—	9,000	16,000	15.15	86,120
Darryl K. Thomas	01/29/06	4,912	98,246	147,370	—	15,000	—	3,000	12,000	15.15	64,590
Juergen Eckmann	01/29/06	4,700	94,000	141,000	—	14,100	—	3,600	10,500	15.15	56,516

1)	Awards are generally effective on the date of approval. Award grant procedures are discussed in the Compensation Discussion & Analysis.
2)	The amounts in this column represent the potential award level for each Named Executive Officer under the Company’s annual cash incentive program at the threshold level. The threshold payout is calculated using company performance at the 10% target level and the employee obtaining three individual objectives which obtains 50% of target level payout. The actual amounts earned are reflected in the 2006 Summary Compensation table.
3)	The amounts in this column represent the potential award level for each Named Executive Officer under the Company’s annual cash incentive program at the target level. The target payout is calculated using company performance at the 100% level and the employee obtaining five individual objectives which obtains 100% payout for individual contribution. The actual amounts earned are reflected in the 2006 Summary Compensation table.
4)	The amounts in this column represent the potential award level for each Named Executive Officer under the Company’s annual cash incentive program at the maximum level. The maximum payout is calculated using company performance at the 150% level and the employee obtaining five individual objectives which obtains 100% payout for individual contribution. The actual amounts earned are reflected in the 2006 Summary Compensation table.
5)	The amounts in this column represents the target number of shares of common stock that could become vested to each executive officer in the event certain performance targets are met, as described in (6) below and the options granted, as described in (7) below are exercised by the Named Executive Officer.
6)	Nautilus, Inc. common stock will be granted to the Named Executive Officer upon achievement by the Company of annual earnings-per-share (EPS) targets equal to $1.15, $1.40, and $1.70 in 2006, 2007 and 2008, respectively. The Named Executive Officer may receive one third of the targeted shares per year as long as they are employed by the Company on the last day of such fiscal year and the EPS target is met. If the award is not achieved in 2006 or 2007, but the 2008 target is achieved, the Named Executive Officer shall be paid the awards for the previous years.
7)	The numbers reported in this column reflect the number of options to purchase shares that were awarded to the Named Executive Officers in 2006 pursuant to the 2005 Long Term Incentive Plan, which became effective on June 6, 2005. Each of these awards is subject to a four year vesting schedule, during which 25% of the award vests on each anniversary of the grant date.
8)	Consists of Stock Options with an exercise price equal to the NYSE closing price of Nautilus, Inc. Common Stock on business day prior to the date of grant and a seven year term.
9)	Reflects grant date fair value of performance unit awards at target described in footnote (6) above, and grant date fair value of Stock Options described in footnote (7) above, calculated in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table provides detailed information about all outstanding equity awards of the Named Executive Officers at December 31, 2006.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Greggory C. Hammann	340,000	340,000	(1)	N/A	10.39	07/15/13	N/A	N/A	62,500	(5)	1,106,250
	33,000	60,000	(4)	N/A	15.66	06/07/14	N/A	N/A	62,500	(6)	1,106,250
	12,000	48,000	(4)	N/A	20.73	01/31/15	N/A	N/A	18,000	(7)	225,360

William D. Meadowcroft	4,000	—	(2)	N/A	34.05	06/10/07	N/A	N/A	4,500	(7)	68,175
	—	15,000	(3)	N/A	15.15	01/29/13	N/A	N/A
	12,000	8,000	(4)	N/A	10.39	07/15/13	N/A	N/A
	6,000	9,000	(4)	N/A	23.15	10/25/14	N/A	N/A
	6,000	24,000	(4)	N/A	21.68	02/23/15	N/A	N/A

Timothy E. Hawkins	—	16,000	(3)	N/A	15.15	01/29/13	N/A	N/A	9,000	(7)	136,350
	20,000	30,000	(4)	N/A	13.37	01/29/14	N/A	N/A
	16,000	24,000	(4)	N/A	15.66	06/07/14	N/A	N/A

Darryl K. Thomas	—	12,000	(3)	N/A	15.15	01/29/13	N/A	N/A	3,000	(7)	45,450
	5,000	15,000	(4)	N/A	13.59	01/14/14	N/A	N/A
	10,000	15,000	(4)	N/A	15.66	06/07/14	N/A	N/A

Juergen Eckmann	5,000	15,000	(3)	N/A	28.91	07/11/12	N/A	N/A	3,600	(7)	54,540
	—	10,500	(3)	N/A	15.15	01/29/13	N/A	N/A

The shares become vested and issuable in equal installments commencing on the first anniversary of the grant date. Unvested shares at December 31, 2006 will vest equally over the remaining vesting period.

1)	The grant will vest in equal six month installments over a period of five years, beginning the first anniversary of the grant date.
2)	The grant will vest in three equal annual installments, beginning the first anniversary of the grant date.
3)	The grant will vest in four equal annual installments, beginning the first anniversary of the grant date.
4)	The grant will vest in five equal annual installments, beginning the first anniversary of the grant date.
5)	Mr. Hammann was granted a performance unit award on December 1, 2005 (the “Initial Award”) that entitles him to receive 62,500 shares of the Company’s common stock if, for any completed fiscal year ending on or before December 31, 2011, he is employed by the Company on the last day of such fiscal year, and the Company’s earnings per share for such fiscal year equals or exceeds two dollars ($2.00). The year in which the Performance Goal for the Initial Award is achieved is referred to as the “Initial Award Year”.
6)	Mr. Hammann received a second performance unit award on December 1, 2005 that entitles him to receive 62,500 additional shares of the Company’s common stock if the performance goal for the Initial Award is achieved and the Company’s earnings per share in the fiscal year immediately following the Initial Award Year increases by 10% or more over the earnings per share of the Initial Award Year.
7)	Nautilus, Inc. common stock will be granted to the Named Executive Officer upon achievement by the Company of annual earnings-per-share (EPS) targets equal to $1.15, $1.40, and $1.70 in 2006, 2007 and 2008, respectively. The Named Executive Officer may receive one third of the targeted shares per year as long as they are employed by the Company on the last day of such fiscal year and the EPS target is met. If the award is not achieved in 2006 or 2007, but the 2008 target is achieved, the Named Executive Officer shall be paid the awards for the previous years.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Greggory C. Hammann	—	—	—	—
William D. Meadowcroft	—	—	—	—
Timothy E. Hawkins	—	—	—	—
Darryl K. Thomas	—	—	—	—
Juergen Eckmann	—	—	—	—

None of the Named Executive Officers listed above exercised stock options or had any performance units vest during the year ended 12/31/06.

Other Potential Post-Employment Payments

Name	Salary Continuation or Severance (1)	Pro-rated Bonus Payment		Benefits or Perquisites		Continued Vesting on the amendment to the “Initial Option Grant”		Continued Vesting of “Initial Option Grant”
Greggory C. Hammann	$1,200,000	$135,400	(2)	$23,000	(3)	$680,000	(5)	$947,556	(4)
William D. Meadowcroft	286,000	—		—		—		—
Timothy E. Hawkins	296,010	—		—		—		—
Darryl K. Thomas	235,870	—		—		—		—
Juergen Eckmann	120,438	—		—		—		—

1)	Amounts in this column reflect estimated amounts that may be paid under the Nautilus employment arrangement assuming termination occurred on December 31, 2006. The Nautilus separation benefits consist of monthly base salary equal to twenty-four equal payments for Mr. Hammann, twelve equal payments Mr. Meadowcroft, Mr. Hawkins, and Mr. Thomas, and six equal payments for Mr. Eckmann, Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A.
2)	Mr. Hammann will receive a pro-rated bonus payment for the portion of the fiscal year completed prior to the termination, calculated on the basis of the average bonus paid to Mr. Hammann in the three preceding fiscal years. Mr. Hammann received annual bonuses in the amount of $200,000, $0, and $206,259 in 2004, 2005, and 2006, respectively.
3)	Mr. Hammann is entitled to continued health benefits for himself and his covered dependents, at active-employee premium rates, during the period in which he is entitled to severance payments.
4)	Mr. Hammann currently has unvested stock options equal to 340,000 shares of common stock that was originally granted to him when he joined the Company in 2003 (the “Initial Option Award”), which will continue to vest as if Mr. Hammann remained employed during the twenty four-month period in which he is entitled to receive severance pay. The Initial Option Award will also be exercisable for fifteen months after the date of termination of employment as to the shares vested on or before such date of termination and for fifteen months after the date of vesting as to shares vesting after the date of termination. The actual expense was based on assumptions made as of December 31, 2006 in accordance with FAS 123R.
5)	Assuming that Mr. Hammann’s employment was terminated on December 31, 2006, continued vesting of the nonstatutory stock option granted to Mr. Hammann when he joined the Company in 2003 would result in four equal payments of $170,000 during the twenty four-month period in which he is entitled to receive severance pay.

DIRECTOR COMPENSATION

The Director Compensation Program provides for the payment of annual retainers, annual equity grants and initial equity grants to non-employee members of Nautilus’ Board of Directors.

Annual Retainer Under the Director Compensation Program adopted, as approved following the 2006 annual meeting to the Company’s shareholders, each non-employee member of Nautilus’ Board receives an annual retainer of $35,000. In addition, each member receives a fee of $1,000 for attendance at each meeting. Each director serving on a Committee receives an additional meeting fee of $1,000. The Chair of the Audit Committee receives an additional retainer of $10,000, while the Chair of the Compensation Committee and the Nominating & Corporate Governance Committee each receive an additional retainer of $5,000.

Initial Equity Grant The Director Compensation Program provides that upon initial election to the Board, each non-employee director will be granted an option to purchase 10,000 shares of our common stock. Such stock options vest ratably over four years.

Annual Equity Grant The Director Compensation Program also provides that upon reelection to the Board, each non-employee director receives a stock option to purchase 10,000 shares of our common stock. Such, stock options vest ratably over four years.

On May 8, 2006, our Board of Directors granted to each non-employee director an option to purchase 10,000 shares of our common stock at an exercise price equal to the market price of our common stock at close of trading on the New York Stock Exchange on the date prior to the grant date ($18.29 per share). The options vest over a four-year period. Directors who are Company employees receive no additional or special remuneration for serving as directors.

2006 Directors Compensation Table

The following table sets forth specific information regarding the compensation earned for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Peter A. Allen	55,000	33,812	88,812
Ronald P. Badie	46,000	45,367	91,368
Robert S. Falcone	57,000	33,812	90,812
Frederick T. Hull	42,000	33,812	75,812
Donald W. Keeble	46,000	33,812	79,812
Paul F. Little	46,000	33,812	79,812
Diane L. Neal	42,000	33,812	75,812
Marvin G. Siegert	47,000	45,367	92,368

1)	The dollar values in this column represent the compensation cost of issued awards, before reflecting forfeitures, over the requisite period, as described in FAS123R. In applying a forfeiture rate of 25%, which is consistent with the forfeiture rate applied to director compensation in calculating FAS123R expense for the year 2006, forfeitures for all directors were $41,400.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS *

The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) is comprised of four non-employee, independent directors: Robert S. Falcone, Paul F. Little, Ronald P. Badie and Marvin G. Siegert. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The registered independent public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Committee is responsible for the oversight of the Company’s internal accounting and financial reporting process and the review of the audited financial statements of the Company, together with a discussion of pertinent matters with management and the Company’s registered independent public accounting firm.

The Audit Committee acts under a written charter adopted and approved by our Board of Directors as described under “The Audit Committee” above. The members of the Audit Committee are “independent,” as such term is defined under applicable New York Stock Exchange listing standards. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006 with management and Deloitte & Touche LLP, the Company’s registered independent public accounting firm. In addition, the Audit Committee has discussed and reviewed with the registered independent public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, and, with and without management present, discussed and reviewed the results of the registered independent public accounting firm’s audit of the financial statements. Additionally, the Audit Committee has received the written disclosures and a letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” and has discussed with Deloitte & Touche LLP the auditor’s independence.

Based on the foregoing reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

Robert S. Falcone
Paul F. Little
Ronald P. Badie
Marvin G. Siegert

* The information contained in the Report of the Audit Committee shall not be deemed “soliciting material” or be incorporated by reference by any general statement incorporating this Proxy Statement into any filings under either the Securities Act of 1933, as amended, or the Exchange Act of 1934 (together the “Acts”), except to the extent the Company specifically incorporates such report by reference, and further, such Report shall not otherwise be deemed filed under the Acts.

PROPOSAL NO. 2 APPOINTMENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2007

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte & Touche”) as our registered independent public accounting firm to audit our consolidated financial statements for 2007. Although we are not required to seek shareholder approval of this appointment, the Board has determined it to be sound corporate governance to do so. If the appointment is not ratified by shareholders, the Audit Committee will investigate the possible bases for the negative vote and will reconsider the appointment in light of the results of its investigation.

We employed Deloitte & Touche as our registered independent public accounting firm during 2006 and 2005. There have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the matter in their report. A representative of Deloitte & Touche is expected to be present at the annual meeting. The representative will be given the opportunity to make a statement on behalf of Deloitte & Touche if the representative so desires, and the representative will be available to respond to appropriate shareholder questions.

We understand the need for Deloitte & Touche to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Deloitte & Touche, our Audit Committee has restricted the non-audit services that Deloitte & Touche may provide. These determinations are among the key practices adopted by the Audit Committee in its “Policies and Procedures for the Approval of Audit and Non-audit Services Provided by the Independent Auditor,” effective April 2003.

Under these policies, with Audit Committee pre-approval, the Company may use Deloitte & Touche for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that the Company requests Deloitte & Touche to undertake to provide assurances on matters not required by laws or regulations.

The aggregate fees billed for professional services by Deloitte & Touche in 2006 and 2005 for these various services were approximately:

Type of Fees	2006	2005
Audit Fees	$1,109,000	$1,408,000
Audit-Related Fees	125,000	109,000
Tax Fees	71,000	72,000
All Other Fees	95,000	182,000

Total	$1,400,000	$1,771,000

“Audit fees” are fees we paid Deloitte & Touche for professional services for the audit of our consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements including the audit required by Section 404 of the Sarbanes-Oxley Act of 2002. “Audit-related fees” are fees billed by Deloitte & Touche for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. “Tax fees” are fees for tax compliance, tax advice, and tax planning. “All other fees” are fees billed by Deloitte & Touche to us for any services not included in the first three categories. None of the services disclosed above under “Audit Related Fees,” “Tax Fees,” or “All Other Fees” were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s registered independent public accounting firm.

The Board unanimously recommends a vote FOR the ratification of the Audit Committee’s appointment of Deloitte & Touche as our registered independent public accounting firm.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not aware of any other matters that may come before the annual meeting. The persons named in the enclosed proxy card intend to vote the proxy in accordance with their best judgment if any other matters properly come before the annual meeting.

We will provide, without charge, on the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting of Shareholders, a copy of our Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission for our fiscal year ended December 31, 2006. Written requests should be mailed to the Secretary, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Please return the enclosed proxy card as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy card exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors

William D. Meadowcroft
Chief Financial Officer, Secretary and Treasurer

Vancouver, Washington

April 4, 2007

NAUTILUS 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

000000000.000000 ext

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 7, 2007. Vote by Internet

Log on to the Internet and go to www.investorvote.com Follow the steps outlined on the secured website. Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold 01 - Greggory C. Hammann 02 - Robert S. Falcone

03 - Diane L. Neal 04 - Peter A. Allen 05 - Donald W. Keeble 06 - Marvin G. Siegert 07 - Ronald P. Badie

2. Ratification of selection of Deloitte & Touche LLP as Registered Independent Public Accounting Firm. For Against Abstain

3. Upon such other matters as may properly come before, or incident to the conduct of the annual meeting or any adjournment thereof, the proxy holders shall vote in such manner as they determine to be our best interests of Nautilus, Inc. Management is not presently aware of any such matters to be presented for action at the annual meeting. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T

7 1 C V 0 1 2 4 7 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. NAUTILUS

Proxy — Nautilus, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2007

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 4, 2007, and names, constitutes and appoints Greggory C. Hammann and William D. Meadowcroft, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Nautilus, Inc., to be held at 10:00 a.m. PDT on May 7, 2007, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on March 9, 2007, with all the powers that the undersigned would possess if personally present.

Our Board of Directors is soliciting this proxy. If no specific direction is given as to the items stated on the reverse side, this proxy will be voted FOR the nominees named in Proposal 1 and FOR Proposal 2.

The shareholder signed on the reverse side reserves the right to revoke this proxy at any time prior to its exercise by written notice delivered to our Secretary at our corporate offices at 16400 SE Nautilus Drive, Vancouver, Washington 98683, prior to the annual meeting. The power of the proxy holders shall also be suspended if the shareholder signed above appears at the annual meeting and elects in writing to vote in person.

(Items to be voted appear on reverse side.)

NAUTILUS.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

For Withhold For Withhold For Withhold

01 - Greggory C. Hammann 02 - Robert S. Falcone 03 - Diane L. Neal 04 - Peter A. Allen 05 - Donald W. Keeble

06 - Marvin G. Siegert 07 - Ronald P. Badie

2. Ratification of selection of Deloitte & Touche LLP as Registered Independent Public Accounting Firm. For Against Abstain

3. Upon such other matters as may properly come before, or incident to the conduct of the annual meeting or any adjournment thereof, the proxy holders shall vote in such manner as they determine to be our best interests of Nautilus, Inc. Management is not presently aware of any such matters to be presented for action at the annual meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T 1 U P X 0 1 2 4 7 4 2

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. NAUTILUS.

Proxy — Nautilus, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2007

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 4, 2007, and names, constitutes and appoints Greggory C. Hammann and William D. Meadowcroft, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Nautilus, Inc., to be held at 10:00 a.m. PDT on May 7, 2007, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on March 9, 2007, with all the powers that the undersigned would possess if personally present.

Our Board of Directors is soliciting this proxy. If no specific direction is given as to the items stated on the reverse side, this proxy will be voted FOR the nominees named in Proposal 1 and FOR Proposal 2.

The shareholder signed on the reverse side reserves the right to revoke this proxy at any time prior to its exercise by written notice delivered to our Secretary at our corporate offices at 16400 SE Nautilus Drive, Vancouver, Washington 98683, prior to the annual meeting. The power of the proxy holders shall also be suspended if the shareholder signed above appears at the annual meeting and elects in writing to vote in person.

(Items to be voted appear on reverse side.)